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                                                                     EXHIBIT 3.3


                                                           STATE OF DELAWARE
                                                           SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 11/30/2000
                                                          001599189 - 3130176


              CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF
                                 INCORPORATION

                                       OF

                       AMERICA ONLINE LATIN AMERICA, INC.

         It is hereby certified that:

         1. The name of the corporation (hereinafter called the "Corporation") is America Online Latin America, Inc.

         2. The Certificate of Incorporation of the Corporation filed on the 22nd day of November, 1999, as Restated on August 7, 2000 is hereby amended by:

(i) striking out paragraph (a) of Article THIRD thereof and by substituting in lieu of said paragraph (a) of said Article the following new paragraph:

                  "THIRD: (a) PURPOSE. Subject to the provisions of Clause (d) of this Article THIRD and Clause (b)(i)(B) of Article FOURTH, the purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL"); provided, however, that until all outstanding shares of High Vote Stock (as defined below) of the Corporation have been converted into shares of Class A Common Stock (as defined below) in accordance with Clause
(b)(iii) of Article FOURTH of this Certificate of Incorporation or are otherwise no longer issued and outstanding, the Corporation shall not, and shall not have the power to, engage directly or indirectly, including without limitation through any Subsidiary (as defined below) or Affiliate (as defined below), in any business other than (i) providing Interactive Services (as defined below) in the Territory (as defined below), and engaging in ancillary activities necessary or desirable to conduct such businesses and (ii) providing Content, management and related activities on the AOL online service or any other AOL-branded property, including creating, maintaining and managing for AOL, English and Spanish-language versions of a mini-channel directed at the Hispanic audience in the United States, and taking all actions necessary or desirable to carry out and perform such activities and any other activities contemplated, either explicitly or implicitly, thereby, including executing, delivering and performing any agreements, documents and instruments entered into in connection therewith."

         3. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of all outstanding shares of the Corporation entitled to vote on the aforesaid amendment consented to the adoption thereof without a meeting, without a vote and without prior notice.

         4. The amendment of the restated certificate of incorporation herein certified has been duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

Signed this 29th day of November, 2000.


                                             /s/ Gustavo Benejam
                                             -------------------------
                                             Gustavo Benejam
                                             Chief Operating Officer